EMPLOYMENT AGREEMENT
                                       FOR
                                STEPHEN R. WILLEY

     AGREEMENT, effective as of October 1, 1998 by and between MICROVISION, INC., a Company of the State of Washington, having its principal place of business at 2203 Airport Way South, Suite 100, Seattle Washington 98134, hereinafter referred to as the "Company") and Stephen R. Willey, (hereinafter called "Executive").

                              W I T N E S S E T H:

     WHEREAS, the Company wishes to continue to retain the services of the Executive to work for the Company as its Executive Vice President (herein referred to as the "Position") upon the terms and conditions hereinafter set forth; and

     WHEREAS, in consideration for continued service in the Position, the Executive has agreed to enter into and be bound by the terms of this Agreement.

     NOW THEREFORE, in consideration of the foregoing and mutual covenants herein contained, the parties agree as follows:

1. EMPLOYMENT
   ----------

     1.1 The Company hereby employs Executive to serve in the Position and Executive hereby accepts such employment as of the effective date of this Agreement.

     1.2 Executive will devote his best efforts and full time and attention to performing all duties assigned or delegated to him by the Board of Directors of the Company consistent with the Position.

     1.3 The term of employment shall end on December 31, 2002, unless this Agreement is extended by the parties.

2. COMPENSATION - SALARY AND BENEFITS
   ----------------------------------

     2.1 For his services hereunder, Executive shall receive an annual salary of $150,000, payable in regular installments under the payroll of the Company.

     2.2 The level of Executive's salary shall be reviewed by the Board of Directors on an annual basis and upon such review, may remain the same or be increased in such amount as the Board of Directors, in its discretion, based upon merit, determines, provided that there shall be no decrease in the salary of the Executive without his consent.

     2.3 In addition to the salary to which Executive is entitled under Section 2.1, Executive shall be entitled to participate in benefit plans, if any, that the Company may offer or establish from time to time for Executives of equal or lesser rank.


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          Participation in benefit plans for the Executive shall terminate if the Company terminates similar benefits for Executives of equal or lessor rank.

     2.4 If at any time the Company does not maintain medical and dental insurance coverage for all Executives, the Company shall reimburse the Executive for securing private coverage during the term of this Agreement.

     2.5 All salary and benefits, if any, shall be subject to the customary withholding of taxes as required by law. Except as otherwise provided in Section 8 hereof, Executive's salary and benefits end immediately upon the termination of employment.

3. INCENTIVE COMPENSATION
   ----------------------

     3.1 If the Company maintains a formal cash incentive plan for senior management, the Executive shall be eligible to participate in such plan with a target incentive opportunity at least equal to the highest percentage opportunity provided to any other Executive covered under such plan.

     3.2 If such a formal plan is not maintained by the Company, the Executive shall be eligible for consideration to receive an annual cash incentive payment from the Company. Executive's eligibility for such a discretionary incentive payment ends upon termination of employment. This amount shall be determined annually in the sole and complete discretion of the Board of Directors, which may take into account in its decision, among other items, such items as:

          3.2.1 The financial performance of the Company, including, but not limited to revenues, operating income, and net income, if any;

          3.2.2 The individual accomplishments of the Executive;

          3.2.3 Other Company achievements, including, but not limited to, product research, development and introduction; market offerings and the arrangement of strategic alliances; and

          3.2.4 Competitive practice for executives in similar situations.

4. STOCK OPTIONS
   -------------

     The Executive shall receive options to purchase common stock of the Company in the amounts set forth below. All such options shall be granted in accordance with the stock option plan maintained by the Company and shall be subject to the terms and conditions set forth therein and in the stock option grant letter issued by the Company to Executive thereunder. If there are insufficient shares available under the stock option plan in existence at the time of this Agreement, such shares shall be granted subject to the approval of shareholders at the next annual meeting subsequent to the execution of this Agreement. The options shall be exercisable for ten years from the date of grant, and shall vest in quarterly installments as noted below.


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     4.1  An option to purchase up to 56,000 shares at a price of $14.00. These options shall vest in four equal quarterly installments, commencing on October 1, 1998.

     4.2 An option to purchase up to 56,000 shares at a price of $17.50. These options shall vest in four equal quarterly installments commencing on October 1, 1999.

     4.3 An option to purchase up to 56,000 shares at a price of $21.88. These options shall vest in four equal quarterly installments commencing on October 1, 2000.

     4.4 An option to purchase up to 56,000 shares at a price of $27.34. These options shall vest in four equal quarterly installments commencing on October 1, 2001.

     4.5 An option to purchase up to 14,000 shares at a price of $34.18. These options shall vest in one quarterly installment commencing on October 1, 2002.

5. BUSINESS EXPENSES
   -----------------

     5.1 The parties acknowledge that Executive may incur, from time to time, for the benefit of the Company and in furtherance of the Company's business, various expenses such as travel, entertainment and promotional expenses. The Company agrees that it shall either pay such expenses directly, advance sums to Executive to be used for payment of such expenses, or reimburse Executive for such expenses incurred by him.

     5.2 The Company agrees to pay such expenses, in accordance with its written policies covering the payment of business expenses and to the extent that these expenses do not exceed limits contained in such policies or applicable law. Executive agrees to submit to the Company such documentation as may be necessary to substantiate that all expenses paid or reimbursed pursuant to this Section 5 were reasonable and necessary for the performance of his duties under this Agreement.

6. PERFORMANCE OF EMPLOYMENT
   -------------------------

     6.1 Executive will observe and comply with such reasonable rules, regulations and policies as may from time to time be established by the Board of Directors of the Company, either orally or in writing.

     6.2 Executive specifically agrees that he will comply with the confidentiality and security rules established by the Board of Directors with respect to confidential and financial information of the Company.

7. EMPLOYMENT CONDUCT AND CONFIDENTIAL INFORMATION
   -----------------------------------------------

     7.1 Executive shall, at all times during the term of this Agreement, observe and conform to all laws regulating the business of the Company.

     7.2 Executive acknowledges and recognizes that during the term of this Agreement, he will necessarily become privy to certain confidential and proprietary information of the Company and customers of the Company (hereinafter referred to as "Confidential Data"). Confidential Data shall include but not be limited to all information concerning the identity of the Company's customers and suppliers, technical, financial and business activities, plans, operations, proprietary software, systems, procedures or know-how of the Company and any information regarding customers of the Company and their business affairs or endeavors. Executive agrees that he will hold all Confidential Data in the strictest confidence and that he will not disclose to any person or entity for any reason nor use any Confidential Data in any way other than on behalf of the Company or as the Company may otherwise direct.

     7.3 Executive agrees that all business records and files, including but not limited to memoranda, notes, client lists, and proposals pertaining to the business, services or processes of the Company, shall be the sole property of the Company and he shall not retain, remove or copy such materials during the term of this Agreement or upon its termination or expiration, without the prior unanimous written consent of the Board of Directors of the Company. Upon the termination of this Agreement, or at any other time upon the request of the Board of Directors of the Company, Executive shall deliver all such materials to the Company.

     7.4 The foregoing obligations of Executive shall survive the termination or expiration of this Agreement.

8. SEVERANCE PAYMENTS
   ------------------

     8.1 If the Executive terminates the Agreement for any reason other than Constructive Termination (as defined in Section 8.3.5), or if the Company terminates the Agreement for Cause, no severance payment of any kind shall be made.

     8.2 If the Company terminates this Agreement for reasons other than Cause, or if the Executive is Constructively Terminated prior to a Change in Control, the Company shall:

          8.2.1 Pay to the Executive a lump sum equal to the Executive's salary of record for a period equal to the greater of one (1) year or the remaining period of this Agreement.

          8.2.2 Continue to provide medical and dental insurance to the Executive for the greater of a period of one (1) year or the remainder of the term of this Agreement on the same terms as if the Executive were an active Executive of the Company.


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     8.3  If the Executive is terminated or Constructively Terminated by the
          Company following a Change of Control, the Company shall:

          8.3.1 Pay to the Executive a lump sum equal to the Executive's salary of record for a period of three (3) years;

          8.3.2 Pay to the Executive a lump sum equal to three (3) times the average of the Executive's cash bonuses received in the three
                (3) preceding calendar years;

          8.3.3 Continue to provide medical and dental insurance to the Executive for a period of one (1) year on the same terms as if the Executive were an active Executive of the Company.

          8.3.4 For purposes of this Agreement, a Change of Control shall be deemed to occur on any of the following events:

                8.3.4.1 Any "person", including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, is, or becomes, the beneficial owner of securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities;

                8.3.4.2 As a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who constituted the Board of Directors of the Company prior to the Transaction cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

                8.3.4.3 The Company is merged or consolidated with another
                        Company and as a result of the merger or consolidation, less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting Company shall then be owned in the aggregate by the former stockholders of the Company;

                8.3.4.4 A tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company's then outstanding voting securities; or

                8.3.4.5 The Company transfers substantially all of its assets to another company of which the Company owns less than fifty percent (50%) of the outstanding voting securities.


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          8.3.5 For purposes of this Agreement, Constructive Termination means:

                8.3.5.1 The reduction of the Executive's salary or target
                        incentive;

                8.3.5.2 The demotion or reduction in duties of the Executive;

                8.3.5.3 The relocation of the Executive's place of employment more than 50 miles from the existing place of employment; or

                8.3.5.4 Breach by the Company or its successor of any material provision of this Agreement.

     8.4 For purposes of this Agreement, "Cause" shall be defined as any of the following:

          8.4.1 Repeated failure or refusal of the Executive to carry out the reasonable directions of the Board of Directors of the Company consistent with the duties and obligations of the Executive;

          8.4.2 Willful violation of state or federal law involving the commission of a crime against the Company or a felony adversely affecting the Company; or

          8.4.3 Any material breach of this Agreement or of any covenant herein or the falsification of any material representation or warranty not corrected as provided in Section 8.5 hereof.

     8.5 If a breach of this Agreement by either party is relied upon as a justification for any action taken by a party pursuant to any provision of this Agreement, before such action is taken, the party asserting the breach shall give the other party written notice of the existence and nature of the breach and the opportunity to correct such breach during the thirty (30) day period following the delivery of such notice.

9. RESTRICTIVE COVENANT AND INJUNCTIVE RELIEF. During the term of this agreement and for a period of twenty-four (24) months after the termination of this Agreement for any reason:

     9.1 While this Agreement is in effect, Executive shall not, directly or indirectly, as an individual or representative of any other person and/or entity, deal with or solicit for business purposes that are in competition with any product or service offered by the Company, any current customer of the Company or any person and/or entity that is, or has commenced negotiations to become, a customer of the Company.

     9.2 Executive shall not, directly or indirectly, solicit, raid, entice, or induce any other Executive of the Company to become employed by or associated with any other person or entity.

     9.3 Executive shall not, directly or indirectly, as an Executive, consultant, agent, partner, principal, stockholder (other than as a holder of less than one percent (1%) of the shares of a publicly or privately held company), officer, director, or in any other individual or representative capacity, engage in any business activity that is competitive with any products or services offered by the Company at the time of the Executive's termination.

     9.4 The parties hereto acknowledge that the Executive's services, knowledge and experience are unique and of special value to the Company, and that, in the event of a breach or threatened breach by Executive of any of his obligations under this Agreement, including but not limited to those set forth in this Section 9, the Company will not have an adequate remedy at law. Accordingly, in the event of any breach or threatened breach of any provision of this Agreement by Executive, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain Executive and any other individual or entity participating in breach or threatened breach, from violating the provisions of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law for such breach or threatened breach, including the recovery of damages and the immediate termination of Executive's employment hereunder.

10. INVENTIONS, CREATIONS AND DISCOVERIES
    -------------------------------------

     10.1 Executive acknowledges that during the course of his employment he may, either alone or in conjunction with others, be involved with the creation, authorship or development of inventions, materials or property, including but not limited to the field of laser or LED-based scanning display technologies, computer software, computer software and hardware applications (hereinafter referred to as "Materials"). Executive agrees that he will disclose all such Materials to the Board of Directors of the Company. Executive acknowledges that all such Materials shall be the property of the Company whether or not patent or copyright applications are filed with respect thereto from the date of their conception. If an assignment is necessary to transfer ownership thereof to the Company, Executive agrees that this Agreement, without more, shall constitute such an assignment. At the Company's request, Executive shall be required to make or assist in the filing of letters of patent, copyright applications or the like with respect to such Materials. In connection therewith, Executive agrees to execute all documents necessary or beneficial to establish or maintain the Company's rights in such property, applications or the like. All such filings shall be made, if possible, in the name of the Company, at its expense. If made during the term of his employment, Executive shall receive no additional compensation therefor. If such filings are required after the termination of the Executive's employment by the Company, he shall receive reasonable compensation for his assistance.

          Pursuant to RCW 49.44.140, the Company has no rights under Section 10 of this Agreement to any invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless: (a) the invention relates (i) directly to the business of the Company or (ii) to the Company's actual or demonstratably anticipated research or development; or (b) the invention results from any work performed by Executive for the Company.

     10.2 The foregoing obligations of Executive shall survive the termination or expiration of this Agreement.

11. ASSIGNMENT. The rights of either party shall not be assigned or transferred without the other party's consent, nor shall the duties of either party be delegated in whole or in part without the other party's consent. Any unauthorized assignment, transfer or other delegation shall be of no force or effect.

12. AMENDMENTS. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

13. GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Washington.

14. BINDING ARBITRATION. Any disagreement, dispute, controversy or claim arising out of or in any way related to this Agreement, the subject matter hereof or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof or the provision or failure to provide for any other benefits pursuant to any other bonus or compensation plans, stock option plan, life insurance or benefit plan or similar plan or agreement with the Company shall be settled exclusively and finally by binding arbitration. If this Section 14 conflicts with any provision in any such plan or agreement, this provision requiring arbitration shall control.

     14.1 The arbitration shall be conducted through Judicial Arbitration and Mediation Services/Endispute (henceforth referred to as "JAMS") to be held before such arbitrator as the parties may agree, or if they are unable to agree, to be selected by obtaining five proposed arbitrators from JAMS and alternately striking names until one name remains.

     14.2 The arbitration shall be conducted in accordance with the Judicial Arbitration and Mediation Services Rules of Practice and Procedure as are then in effect, except as modified by the agreement of the parties.

     14.3 Either party may initiate a claim by contacting JAMS.

     14.4 The decision of the arbitrator shall be final and binding on all parties and the parties waive their right to trial de novo or appeal, except and only for the purpose of enforcing the decision of the arbitrator, for which purpose the parties hereby agree that the Superior Court of King Country Washington shall have jurisdiction.

     14.5 The prevailing party shall be entitled to recover reasonable attorneys' fees and the costs of bringing or defending the arbitration and any action for enforcement, the amount of the awards being determined by the arbitrator.

15. PARAGRAPH HEADINGS. The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.


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16.  WAIVER, MODIFICATION, CANCELLATION. Any waiver, alteration or modification of any of the provisions of this Agreement or cancellation or replacement of this Agreement shall not be valid unless in writing and signed by all of the parties hereto.

17. HEIRS AND SUCCESSORS. This Agreement shall be binding upon the Company, Executive and their successors, heirs, personal representatives and transferees.

18. WAIVER. The waiver by either party of a breach of any provision contained herein must be in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

19. NOTICE. Whenever under the provisions of this Agreement notice is required to be given, it shall be in writing and shall be deemed given when hand delivered or mailed, postage prepaid by registered or certified mail, return receipt requested, addressed to the Executive or the Company at the following addresses:

     Executive:         Stephen R. Willey
                        c/o Microvision, Inc.
                        2203 Airport Way South, Suite 100
                        Seattle, WA 98134

     Company:           Microvision, Inc.
                        2203 Airport Way South, Suite 100
                        Seattle, WA 98134
                        Attn: Secretary

     Either party hereto may change his or its address for purposes of this Agreement by notification to the other party in accordance with this Section.

20. SEVERABILITY. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

21. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


MICROVISION, INC.


by /s/ RICHARD F. RUTKOWSKI                 /s/ RICHARD A. RAISIG
   -------------------------------          -----------------------------------
                                                          Witness


EXECUTIVE


/s/ STEPHEN R. WILLEY                       /s/ RICHARD A. RAISIG
----------------------------------          -----------------------------------
                                                          Witness